2967825

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of ____ page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


THE GREAT SEAL OF THE STATE OF
EUREKA
CALIFORNIA

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

APR 16 2007

DEBRA BOWEN
Secretary of State

2967825

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

APR 10 2007

ARTICLES OF INCORPORATION

OF

NEW 360

I

The name of this corporation is New 360.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III

The name in the State of California of this corporation's initial agent for service of process is:

Paracorp Incorporated

IV

The Corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is fifty million (50,000,000), having no par value. The number of shares of Preferred Stock authorized to be issued is five million (5,000,000), having no par value. The holders of the Common Stock or Preferred Stock shall have no preemptive rights to subscribe for or purchase any shares of any class of stock of the Corporation, whether now or hereafter authorized.

The Board of Directors of the Corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any wholly unissued series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the

number of shares of any such series subsequent to the issuance of shares of that series.

V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

VI

The corporation is authorized to indemnify agents (as defined in Section 317 of the Corporations Code) of the corporation to the fullest extent permissible under California law.

Dated: April 10, 2007

Linda Kaufman, Incorporator

01418/0001 154886.1